UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2023 ( November 16, 2023)

APPLIED THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38898	81-3405262
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

545 Fifth Avenue, Suite 1400 New York, NY 10017	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 220-9226

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APLT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☒

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On November 16, 2023, the Board of Directors (the “Board”) of Applied Therapeutics, Inc. (the “Company”) appointed Les Funtleyder as Chief Financial Officer and principal financial officer of the Company, effective as of November 20, 2023 (the “Start Date”).

In connection with his appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Funtleyder. Pursuant to the terms of Mr. Funtleyder’s employment agreement, he will receive an annual base salary of $525,000 and an annual cash performance bonus with a target amount equal to 40% of his base salary. The employment agreement further provides that Mr. Funtleyder will be eligible to receive certain severance payments and benefits upon a termination of his employment by the Company without “cause” (including as a result of death or disability) or in the event he resigns with “good reason” (as each such term is defined in the employment agreement), in each case, subject to his execution of a release of claims in favor of the Company. The severance payments and benefits consist of (i) three months of base salary continuation, (ii) continued payment for the cost of health care coverage for up to three months, (iii) a prorated portion of the annual cash performance bonus for the year in which termination occurs and (iv) accelerated vesting of any then-unvested Company common stock subject to any outstanding equity awards.

Mr. Funtleyder will continue to serve as a member of the Board immediately following the Start Date, but will no longer receive any compensation for his service on the Board while he is serving as an employee of the Company.

Pursuant to the terms of his employment agreement, and with the approval of the Board, the Company will grant Mr. Funtleyder an award of restricted stock units relating to 300,000 shares of the Company’s common stock (the “Sign-On RSUs”) on the Start Date. The Sign-On RSUs will vest in equal monthly installments over the twenty-four month period immediately after November 20, 2023 (the “Vesting Commencement Date”), with the initial tranche vesting on the one-month anniversary of the Vesting Commencement Date, subject in each case to Mr. Funtleyder’s continued employment with the Company through each applicable vesting date.

As required pursuant to his employment agreement, Mr. Funtleyder executed a copy of the Company’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement in connection with his commencement of employment with the Company. There are no family relationships between Mr. Funtleyder and any director or executive officer of the Company. There are no related party transactions between Mr. Funtleyder and the Company.

The foregoing description of the terms of the employment agreement with Mr. Funtleyder is a summary of certain of its terms only and is qualified in its entirety by the full text of the employment agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Catherine Thorpe, the Company’s Chief Accounting Officer and interim principal financial officer, will cease serving as the Company’s interim principial financial officer effective November 20, 2023, and will continue in her role as Chief Accounting Officer.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description

10.1	Employment Agreement, by and between Applied Therapeutics, Inc. and Les Funtleyder, dated November 17, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED THERAPEUTICS, INC.

Dated: November 17, 2023	By:	/s/ Shoshana Shendelman
	Name:	Shoshana Shendelman
	Title:	President and Chief Executive Officer